Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-121837

4.25% Series A Cumulative Convertible Perpetual Preferred Shares

Terra Industries Inc.

Prospectus Supplement dated April 21, 2005

to the Prospectus dated March 30, 2005

The selling securityholders table on pages 57-59 of the prospectus is amended to update and/or add, as applicable, the information regarding the following entities in the prospectus and their respective amount of 4.25% Series A Cumulative Convertible Perpetual Preferred Shares.

Selling Securityholder(1)(2)	Natural Person with Voting or Investment Control(3)	Number of Shares of Series A preferred shares	Principal Amount of Convertible Subordinated Debentures(4)(5)	Number of Common Shares(4)(6)	Number of Common Shares owned After This Offering
BP Amoco PLC Master Trust	John Gottfurcht, George Douglas, Amy Jo Gottfurcht	955	$955,000	95,884	nil
*Citigroup Global Market, Inc.(7)(8)	Citigroup, Inc. Publicly Held	14,237	$14,237,000	1,429,418	nil
City of Southfield Fire & Police Retirement System	John Gottfurcht, George Douglas, Amy Jo Gottfurcht	37	$37,000	3,712	nil
Estate of James Campbell 11222	John Gottfurcht, George Douglas, Amy Jo Gottfurcht	1,000	$1,000,000	100,402	nil
Estate of James Campbell 3394	John Gottfurcht, George Douglas, Amy Jo Gottfurcht	91	$91,000	9,137	nil
Hotel Union & Hotel Industry of Hawaii Pension Plan	John Gottfurcht, George Douglas, Amy Jo Gottfurcht	148	$148,000	14,859	nil
JMG Triton Offshore Fund, Ltd.(7)(9)	Roger Richter Jonathon M. Glaser	3,350	$3,350,000	336,345	nil
SSI Blended Market Neutral L.P.	John Gottfurcht, George Douglas, Amy Jo Gottfurcht	93	$93,000	9,337	nil
SSI Hedged Convertible Market Neutral L.P.	John Gottfurcht, George Douglas, Amy Jo Gottfurcht	414	$414,000	41,566	nil
The Consulting Group Capital Market Fund	John Gottfurcht, George Douglas, Amy Jo Gottfurcht	256	$256,000	25,703	nil
**UBS AG London FBO USSY	Publicly Held	2,000	$2,000,000	200,803	nil

*	This selling securityholder has advised us that it is a broker or dealer. Accordingly, under interpretations by the staff of the SEC, the selling securityholder is deemed an “underwriter” within the meaning of the Securities Act of 1933.

**	This selling stockholder has advised us that it is an affiliate of a broker-dealer and that it purchased the securities reflected in this table as being owned by it in the ordinary course of business and, at the time of that purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute those securities.

(1)	The selling securityholder is also the beneficial owner.

(2)	Information about other selling securityholders was provided in the base prospectus and may be provided in other prospectus supplements.

(3)	If the selling securityholder is not, and is not a wholly-owned subsidiary of, a company that is required to file periodic and other reports with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act, the natural person(s) who exercise voting power and investment control over the securities is list.

(4)	In each case, none of these securities were held prior to this offering.

(5)	Based on the principal amount of convertible subordinated debentures originally issuable in exchange for the Series A preferred shares, calculated by reference to the initial liquidation preference of the Series A preferred shares of $1,000 per share.

(6)	Based on the common shares originally issuable upon conversion of the Series A preferred shares or the convertible subordinated debentures, based on a conversion rate of 100.4016 common shares for each Series A preferred share, with fractions rounded up to the nearest whole share. The number of common shares so issuable is subject to increase as a result of antidilution adjustments. No fractional shares will be issued upon conversion of the Series A preferred shares.

(7)	The inclusion of this selling securityholder in the prospectus supplement supercedes the information included in the prospectus.

(8)	Citigroup has performed investment banking and advisory services for us from time to time for which it has received customary fees and expenses. In addition Citigroup and its affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business including acting as lenders, administrative agents or joint lead arrangers under credit facilities to which we or our subsidiaries are parties to.

(9)	JMG Triton Offshore Fund, Ltd. is an international business company organized under the laws of the British Virgin Islands. The investment manager for JMG Triton Offshore Fund, Ltd. is Pacific Assets Management LLC.